EXHIBIT 21
LIST OF SUBSIDIARIES

Human Code, Inc. (a Delaware corporation, wholly-owned)

HWT, Inc. (a Delaware corporation, approximately 85% owned by Sapient
Corporation)

Sapient Australia Pty. Ltd. (an Australian company, wholly-owned)

Sapient Canada Inc. (an Ontario corporation, wholly-owned)

Sapient Corporation Private Limited (an India corporation, wholly-owned)

Sapient GmbH, a Dusseldorf corporation (a German corporation, wholly-owned)

Sapient GmbH, a Munich corporation (a German corporation, wholly-owned)

Sapient K.K. (a Japan corporation, wholly-owned)

Sapient Limited (a UK limited liability company, wholly-owned)

Sapient Securities Corporation (a Massachusetts corporation, wholly-owned)

Sapient Services Corporation (a Delaware corporation, wholly-owned)